Exhibit B

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-101793) pertaining to the NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees of our report dated June 24, 2008, with respect to the financial statements and schedule of the NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
June 24, 2008